EXHIBIT 13.1

CERTIFICATIONS

Pursuant to 18 U.S.C. § 1350, the undersigned officer of TotalEnergies SE, a European company incorporated under the laws of the Republic of France (“TotalEnergies”), hereby certifies, to such officer’s knowledge, that TotalEnergies’ Annual Report on Form 20-F for the year ended December 31, 2023 (the “Report”), fully complies with the requirements of § 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of TotalEnergies.

Date: March 29, 2024

By: /s/ Patrick Pouyanné
Name: Patrick Pouyanné
Title: Chairman and Chief Executive Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.